Exhibit 4.21

Amended and Restated Partnership Agreement

This Amended and Restated Partnership Agreement (the “Agreement”) is made effective as of the later of eVestment’s, Nasdaq’s or Partner’s signature date on the signature page hereto (the “Effective Date”) by and among eVestment Alliance, LLC with its principal place of business at 100 Glenridge Point Parkway, Suite 100, Atlanta, GA 30324 (“eVestment”), Nasdaq, Inc., a Delaware Corporation (Nasdaq Inc. and its affiliates are collectively referred to as “Nasdaq”) whose offices are located at 51 W. 42nd Street, New York City, NY, 10036, and Matter DK ApS, with its principal place of business at with its principal place of business at Toldbodgade 31, 3. Floor, 1253 Copenhagen, Denmark (“Partner”). eVestment, Nasdaq and Partner are each referred to individually as a “Party” and, collectively, as the “Parties” to this Agreement.

This Agreement establishes the terms and conditions related to the efforts amongst the Parties, as well as between Partner and eVestment, and Partner and Nasdaq, in each case, to provide to each other certain data as described herein for purposes of integrating into certain of the one Party’s data products offered through such other Party’s technology platform.

1. DEFINITIONS. In addition to the terms otherwise defined herein, the following terms shall have the meanings set forth below:

1.1. “Authorized User” means, respectively, those employees or agents of a Partner Customer or eVestment Customer, in either case, who are individually licensed to the Partner Platform or to the eVestment Platform, as applicable.

1.2. “eVestment Customer” means a customer of eVestment who subscribes to the eVestment Platform and elects to access Partner Data.

1.3. “eVestment Information” means eVestment Portfolio Holdings Data and/or eVestment Portfolio Level Analysis, as applicable.

1.4. “eVestment Platform” means eVestment’s solution called ESG Analytics (or successor product).

1.5. “eVestment Portfolio Holdings Data” means eVestment data that includes the non-public portfolio holdings information, and may include, without limitation, securities identifiers, ticker symbols, securities’ names, number of shares, portfolio weights, country, currency and/or security prices.

1.6. “eVestment Portfolio Level Analysis” means any data or related analysis based on the eVestment Portfolio Holdings Data but does not contain the underlying eVestment Portfolio Holdings Data.

1.7. “Full Solution” means ESG data provided by Partner (as defined in Exhibit A attached hereto), which will be made available through the eVestment Platform to eVestment Customers.

1.8. “Headline Data” means a limited amount of ESG data provided by Partner (as defined in Exhibit A attached hereto).

1.9. “Maintenance Window” means a time window in which Partner will execute preventative maintenance or planned shutdown of product(s).

1.10. “Mutual Customer” means an eVestment Customer who subscribes to the eVestment Platform and to the Partner Platform.

1.11. “Next-Gen Data” means ESG data provided by Partner (as defined in Exhibit D attached hereto).

1.12. “Partner Customer” means a customer of Partner.

1.13. “Partner Data” means the Headline Data or the Full Solution, as applicable, and once available, the Next-Gen Data.

1.14. “Partner Platform” means Partner’s portfolio analytics dashboard developed and maintained by Partner.

1.15. “Referral Customer” means a prospect who becomes a Partner Customer after having been referred to Partner by eVestment or Nasdaq.

1.16. “Trial Customer” means any person or entity that trials the Full Solution in accordance with Section 3.1.4.

1.17. “Unique eVestment Customer” means an eVestment Customer that is not a Partner Customer.

2. EVESTMENT LICENSE GRANT.

2.1. eVestment License. Subject to the terms and conditions of this Agreement, eVestment hereby grants to Partner a non-exclusive, non-transferable, revocable (in accordance with the terms hereof) license to use or distribute the eVestment Information only in the following manner:

2.1.1. Subject to the terms and conditions of this Agreement, Partner may use the eVestment Portfolio Holdings Data to create eVestment Portfolio Level Analysis.

2.1.2. Subject to the terms and conditions of this Agreement, Partner may use the eVestment Information for its internal purposes solely to design, develop, and test the Partner Platform, as well as support the eVestment Information as described in Section 6.4, but only to the extent necessary to ensure that the Partner Platform can distribute the eVestment Information pursuant to Section 2.1.3.

2.1.3. Subject to the terms and conditions of this Agreement, Partner may distribute the eVestment Information to Mutual Customers for use through the Partner Platform as set forth on Exhibit B attached hereto. For the avoidance of doubt, (i) all Mutual Customers, prior to receiving eVestment Information through the Partner Platform, must first (a) be identified to eVestment for approval of such Mutual Customer as a Mutual Customer as if such Mutual Customer were a prospective Partner Customer in accordance with Section 2.2 and (b) be approved by eVestment as a Mutual Customer in accordance with Section 2.2 and (ii) only Mutual Customers who are asset owners or consultants may be given access by Partner to the eVestment Portfolio Holdings Data. No asset managers or anyone acting in the capacity of asset management or other investment-making decision capacity may be permitted direct or indirect access to the eVestment Portfolio Holdings Data. Any access, other than as set forth in accordance with this Section 2.1.3, will be deemed Partner’s material breach of this Agreement. Access to the eVestment Information and use thereof by a Mutual Customer will be governed by the existing agreement for such eVestment Information that such Mutual Customer has entered into directly with eVestment. At all times following the Effective Date, Partner shall include the following statement in its standard agreement that it requires its customers to enter into in order to gain access to the Partner Platform: “Any access to or use of the eVestment Information shall be governed by the terms and conditions of an existing agreement for such eVestment Information that customer has entered into directly with eVestment.”

2.1.4. Partner may make all or a portion of the eVestment Information available through the Partner Platform for use by Partner’s employees who are conducting demonstrations of the eVestment Information through the Partner Platform to prospective Mutual Customer; provided that any such use is in accordance with the limitations set forth in Exhibit B attached hereto.

2.2. Prospective Partner Customers. Partner shall submit to eVestment (via email, addressed to partnerships@evestment.com), the legal entity name of each prospective Partner Customer who wishes to access eVestment Information through the Partner Platform, each prospective Authorized Username, Authorized User location and Authorized User email addresses. eVestment will use commercially reasonable efforts to respond within three (3) Business Days to approve or not approve such prospective Partner Customer as a Mutual Customer and provide information to Partner on whether such Mutual Customer may receive eVestment Portfolio Holdings Data and/or eVestment Portfolio Level Analysis (as further described in Exhibit B attached hereto). Partner must, on a quarterly basis, submit to eVestment a list of all prospective and existing Partner Customers with access to eVestment Information that contains the legal entity name of each Partner Customer, each Authorized Usernames of a Partner Customer, the location of each Authorized User location, and the email address of each Authorized User.

2.3. Renewal Partner Customers. In anticipation of a Partner Customer’s renewed subscription to the Partner Platform and eVestment Information, Partner shall submit to eVestment (via email, addressed to partnerships@evestment.com), the legal entity name of each Partner Customer and each Authorized User name to confirm whether such Partner Customer remains a Mutual Customer. eVestment will use commercially reasonable efforts to respond within three (3) Business Days to verify whether such Partner Customer remains a Mutual Customer and thereby permitted continued access to eVestment Information.

2.4. Access Revocation. Partner acknowledges and agrees that eVestment may designate a potential Partner Customer or existing Partner Customer as ineligible to receive the eVestment Information in the event the potential Partner Customer or existing Partner Customer (in eVestment’s sole discretion) has (i) violated or is reasonably believed to be violating any agreement it has with eVestment or its affiliates or (ii) had their subscription to the eVestment Platform terminated or suspended for any reason (an “eVestment Ineligibility Notice”). Partner must revoke access to eVestment Information to any potential or existing Partner Customer(s) identified in the eVestment lneligib ility Notice within two (2) days of such notice (email to suffice), and Partner must promptly certify to eVestment in writing (email being sufficient), through a Partner’s officer, that any such access has been revoked.

2.5. Distribution Protection. Partner shall safeguard and protect access to the eVestment Information such that only: (i) the Partner Platform may house the eVestment Information; and (ii) Authorized Users of Mutual Customers may access the eVestment Information. All such access shall be through the Partner Platform subject to the use of a unique username and password held by each Authorized User and sharing of usernames and passwords is strictly prohibited.

2.6. Trademark. Partner acknowledges that EVESTMENT® and EVESTMENT ALLIANCE® and their associated logos (each of the foregoing, an “eVestment Mark” and, collectively, the “eVestment Marks”) are trademarks or service marks owned by eVestment or its affiliates. eVestment hereby grants to Partner a limited, revocable (in accordance with the terms hereof), non-transferable and non-exclusive license to use the eVestment Marks to market the availability of the eVestment Information through the Partner Platform; provided that all use of the eVestment Marks (including, without limitation, use on Partner’s website, in marketing materials, press releases and other public statements) must be approved in writing by eVestment prior to any such use. Partner hereby grants to eVestment a limited, revocable (in accordance with the terms hereof), non-transferable and non-exclusive license to use Partner’s mark on its website, in marketing materials, press releases and other public statements to identify Partner as a company with whom eVestment has a distribution relationship and to market the availability of the Partner Data through the eVestment Platform; provided that all use of Partner’s mark must be approved in writing by Partner prior to any such use. Each of Partner and eVestment acknowledge and agree that, without limiting the reasons a Party may deny use of their respective marks, Partner and eVestment may deny the use of their respective marks if such Party believes the quality of the goods, services or marketing materials is not commensurate with the quality established under, or associated with, the applicable mark sought to be used. All tradenames, trademarks and service marks, and attendant goodwill owned by Partner or eVestment, as the case may be, as of the Effective Date, shall remain the sole property of such owning Party and all rights accruing from their use, except as provided herein, shall inure solely to the benefit of such owner Party.

2.7. eVestment Disclaimer and Notice. In every instance where the eVestment Information is used or displayed by Partner, Partner shall clearly identify the data as eVestment data, and make available the date or dates to which the eVestment Information pertains. In addition, Partner shall ensure that the following notice is clearly displayed or linked to (in a dedicated section of the Partner Platform for third party notices):

Data sourced from eVestment. All data © [Insert year) eVestment Alliance, LLC. All Rights Reserved. www.evestment.com The data contained herein: (1) is proprietary; and (2) may only be used as specified in the user’s agreement with eVestment Alliance, LLC or its affiliate regarding the use of such data through the Matter platform and is subject to all terms contained therein. Neither eVestment Alliance, LLC, its affiliates nor any of their respective content providers are responsible for any damages or losses arising from any use of the data sourced from eVestment or otherwise in relation to a client’s use of solutions and/or data offered by Matter.

eVestment may make reasonable changes to the notices in this Section 2.7 from time-to-time upon notice to Partner.

2.8. Restrictions and Other Uses Prohibited. Partner shall not use or exploit the eVestment Information or seek to profit therefrom, other than through the redistribution thereof and in accordance with Section 2.1. Partner shall take all reasonable steps to protect and preserve the rights of eVestment to the eVestment Information, including, without limitation, the preservation of any copyright notices contained therein. Partner shall not assign, rent, encumber, change, enhance, combine with existing data, sublicense, distribute (except as expressly permitted pursuant to Section 2.1), modify or otherwise alter the eVestment Information except as expressly permitted in this Agreement. eVestment reserves all rights not expressly granted herein. Partner shall make not any use of eVestment Information not expressly authorized by this Agreement. Without limiting the generality of the foregoing, Partner may not use the eVestment Information, directly or indirectly, to develop, calculate, or maintain any derivative work, product, database, or service, or any index or product which operates or seeks to operate as a database or an index. The eVestment Information shall not be made available on any of Partner’s local-area, wide-area networks, desktops or laptops, except to: (i) Partner’s employees or contractors requiring access to the eVestment Information in order to exercise Partner’s license rights or integration and distribution rights granted in this Agreement by eVestment; and (ii) the extent necessary in order to distribute the eVestment Information in compliance with the terms of this Agreement. Nothing contained in this Agreement is intended to prevent Partner from maintaining, developing and exploiting its own database so long as Partner does not use the eVestment’s database, intellectual property or confidential information in so doing.

3. PARTNER LICENSE TO EVESTMENT.

3.1. Subject to the terms and conditions of this Agreement, Partner hereby grants to eVestment a non-exclusive, non-transferable, revocable (in accordance with the terms hereof) license to use or distribute the Partner Data, only in the following manner:

3.1.1. Subject to the terms and conditions of this Agreement, eVestment may use the Partner Data solely for its internal purposes in designing, developing, and testing the eVestment Platform, as well as supporting the Partner Data as described in Section 6.4, but only to the extent necessary to ensure that the eVestment Platform can distribute the Partner Data.

3.1.2. Subject to the terms and conditions of this Agreement, eVestment may distribute the Partner Data through the eVestment Platform to Unique eVestment Customers and to Mutual Customers. Distribution by eVestment of issuer-level Partner Data other than for the top five largest holdings of a given portfolio will require written consent from Partner.

3.1.3. eVestment may make all or a portion of the Partner Data available through the eVestment Platform for use by eVestment’s employees who are conducting demonstrations of the Partner Data through the eVestment Platform to prospective Mutual Customers or to Unique eVestment Customers.

3.1.4. eVestment may make all or a portion of the Full Solution temporarily available to Trial Customers for the sole purpose of trialing the Full Solution for a trial period not to exceed thirty (30) days per Trial Customer.

3.2. Restrictions and Other Uses Prohibited. eVestment shall not use or exploit the Partner Data or seek to profit therefrom, other than through the redistribution thereof and in accordance with Section 3.1. eVestment shall take all reasonable steps to protect and preserve the rights of Partner to the Partner Data being provided herein, including, without limitation, the preservation of any copyright notices contained therein. eVestment shall not assign, rent, encumber, change, enhance, combine with existing data, sublicense, distribute (except as expressly permitted pursuant to Section 3.1), modify or otherwise alter the Partner Data except as expressly permitted in this Agreement. Partner reserves all rights not expressly granted herein. eVestment shall not make any use of the Partner Data not expressly authorized by this Agreement.

4. PARTNER LICENSE TO NASDAQ.

4.1. Partner License to Nasdaq. Partner hereby grants to Nasdaq and its affiliates a non-transferable, non-exclusive, world-wide, and revocable (in accordance with the terms hereof) license to use Partner’s Next-Gen Data (as further detailed in Exhibit D, in Nasdaq’s products offered to its clients and customers; provided that such Nasdaq products are not competitive with Partner’s Next-Gen Data. For the purposes of this Agreement, any use of the Partner Next-Gen Data other than the (i) analysis of the ESG profile of public corporates and investment portfolios, (ii) automation of ESG reporting workflows, or (iii) creation of indices or financial products, in each case of (i) - (iii), by Nasdaq or by any Nasdaq clients that are asset managers, investment consultants, banks, or asset owners, shall be deemed a non-competitive use of Partner Next-Gen Data. For the avoidance of doubt, the integration of Partner Next-Gen Data into any of the following Nasdaq products will be considered a non-competitive use of Partner Next-Gen Data: (a) Nasdaq Metrio, (b) Nasdaq BoardVantage, (c) Nasdaq Director’s Desk, (d) Nasdaq IR Intelligence, (e) Nasdaq ESG Advisory (to the extent that the Partner Next-Gen Data is not used to perform any of the activities outlined in (i) - (iii) on behalf or in service to of asset managers, investment consultants, banks, or asset owners), and (f) Nasdaq Sustainable Lens.

4.2. The license granted by Partner to Nasdaq and its affiliates pursuant to Section 4.1 will be (i) royalty-free and (ii) for a period of time beginning on a date as Nasdaq may elect by notifying Partner of Nasdaq’s intent to begin the term of such license granted by Partner to Nasdaq and its affiliates pursuant to Section 4.1; provided that the term of any such license must begin during the Term of this Agreement. Upon Nasdaq’s delivery to Partner of such notification, the term of the license granted by Partner to Nasdaq and its affiliates pursuant to Section 4.1 shall commence on the date specified in such notice and shall be for an initial period of three (3) years, following which period such license can be renewed by Nasdaq (in its sole discretion) for an additional term of up to two (2) years at a rate of $150,000 per annum in such additional two (2) year term, and such option to renew shall be independent of whether eVestment and/or Nasdaq renew this Agreement in accordance with Section 13.1or terminate this Agreement in accordance with Section 13.2. For the avoidance of doubt, any termination this Agreement by any Party pursuant to Section 13 shall not serve as a termination of, or have any other impact on, the license granted by Partner to Nasdaq in Section 4.1, which shall remain in full force and effect following any termination in accordance with the terms of this Section 4, nor shall any automatic renewal of this Agreement serve as an automatic renewal of, or have any other impact on, the license (and related rights) granted by Partner to Nasdaq pursuant to this Section 4.

4.3. Partner will make the Partner Next-Gen Data available to Nasdaq via API or Nasdaq Data Link, as Nasdaq may direct, in either case, with the required documentation as to the data delivery, metric definitions and calculations necessary or appropriate to enable Nasdaq to, with commercially reasonable efforts, integrate the data into Nasdaq’s products. Any incremental support required by Nasdaq from Partner related to such integration of data into Nasdaq’s products shall be available to Nasdaq for an advisory fee of up to €200 per hour; provided that if in any calendar year Partner bills in excess of 200 hours on such integration advisory services, the billable rate shall be reduced to €100 per hour for all additional hours in excess of 200 hours. In no event shall Nasdaq be billed for documents or other materials prepared by Partner’s team for another purpose and provided to the Nasdaq team to answer inquiries concerning Partner’s data or methodologies.

4.4. Restrictions and Other Uses Prohibited. Nasdaq shall not use or exploit the Partner Next-Gen Data or seek to profit therefrom, other than through the redistribution thereof and in accordance with this Section 4. Nasdaq shall take all reasonable steps to protect and preserve the rights of Partner to the Partner Next-Gen Data being provided herein, including, without limitation, the preservation of any copyright notices contained therein. Nasdaq shall assign, rent, encumber, change, enhance, combine with existing data, sublicense, distribute (except as expressly permitted pursuant to Section 3.1), modify or otherwise alter the Partner Next-Gen Data except as expressly permitted in this Agreement. Partner reserves all rights not expressly granted herein. Nasdaq shall not make any use of the Partner Next-Gen Data not expressly authorized by this Agreement.

4.5. Within 120 days of the Effective Date, Nasdaq and Partner will, to the extent deemed necessary by the mutual agreement of Nasdaq and Partner, amend this Agreement, solely as to Nasdaq and Partner, to enable Referred Customers or Partner Customers to, at their option, subscribe for and access Partner Data and all other datasets sold by Partner (i.e., SDG revenue and capex, natural capital/ biodiversity) via Nasdaq Data Link, at no additional cost to Partner, other than any direct costs or expenses Nasdaq may incur in delivering such data to any such Referred Customers or Partner Customers.

5. NASDAQ CONTRIBUTION OF NASDAQ ESG DATA TO PARTNER PRODUCTS.

5.1. Nasdaq Contribution. Nasdaq shall contribute to Partner’s products with data from Nasdaq’s own ESG Data Portal (https://business.nasdaq.com/intel/GIS/ESG-Data.html), which as of the Effective Date consists of raw data (approximately seventy (70) metrics) submitted by Nasdaq publicly listed companies in the Nordics (the “Nasdaq ESG Data”). Partner is permitted to integrate Nasdaq ESG Data in Partner’s existing data products and redistribute such data to Partner Customers via integrated products but not as a single data feed. For the avoidance of doubt, Nasdaq’s provision of the Nasdaq ESG Data to Partner is on a non-exclusive basis and nothing in this Agreement is either intended to nor shall prohibit Nasdaq from providing Nasdaq ESG Data to any third parties. During the Term of this Agreement, the Nasdaq ESG data will be provided to Partner on the terms herein and without additional charge. The Nasdaq ESG Data is and will remain Nasdaq proprietary data. Except as expressly set forth in this Agreement, Partner shall not, directly or indirectly, provide, resell, license or otherwise utilize a product that is in whole or in part based on the Nasdaq ESG Data.

5.2. Nasdaq Disclaimer. In every instance where the Nasdaq ESG Data is used or displayed, Partner shall clearly identify the data as Nasdaq data, and make available the date or dates to which the Nasdaq ESG Data pertains.

Data sourced from Nasdaq. All data © [Insert year] Nasdaq, Inc. All Rights Reserved. The data contained herein is proprietary to Nasdaq, Inc.; Neither Nasdaq, Inc., its affiliates nor any of their respective content providers are responsible for any damages or losses arising from any use of the data sourced from Nasdaq or otherwise in relation to a client’s use of solutions and/or data offered by Matter.

5.3. Nasdaq Sustainable Bond Network. Nasdaq and Partner will discuss in good faith the integration of data from the Nasdaq Sustainable Bond Network (“NSBN”) within the Partner platform and sale of such data by Partner to Partner’s clients and prospects, subject to a revenue share paid by Nasdaq to Partner on any successful sales of NSBN data. Any use of the NSBN data shall be detailed in a separate written agreement of the Parties. To the extent NSBN data is provided pursuant to this Agreement, the NSBN data shall be treated in the same manner as the Nasdaq ESG Data.

5.4. Restrictions and Other Uses Prohibited. Partner shall not use or exploit the Nasdaq ESG Data or seek to profit therefrom, other than through the redistribution thereof and in accordance with this Section 5. Partner shall take all reasonable steps to protect and preserve the rights of Nasdaq to the Nasdaq ESG Data, including, without limitation, the preservation of any copyright notices contained therein. Partner shall not assign, rent, encumber, change, enhance, combine with existing data, sublicense, distribute (except as expressly permitted pursuant to this Section 5), modify or otherwise alter the Nasdaq ESG Data except as expressly permitted in this Agreement. Nasdaq reserves all rights not expressly granted herein. Partner shall not make any use of Nasdaq ESG Data not expressly authorized by this Agreement. Without limiting the generality of the foregoing, Partner may not use the Nasdaq ESG Data, directly or indirectly, to develop, calculate, or maintain any derivative work, product, database, or service, or any index or product which operates or seeks to operate as a database or an index. The Nasdaq ESG Data shall not be made available on any of Partner’s local-area, wide-area networks, desktops or laptops, except to: (i) Partner’s employees or contractors requiring access to the Nasdaq ESG Data in order to exercise Partner’s license rights or integration and distribution rights granted in this Agreement by Nasdaq; and (ii) the extent necessary in order to distribute the Nasdaq ESG Data in compliance with the terms of this Agreement. Nothing contained in this Agreement is intended to prevent Partner from maintaining, developing and exploiting its own database so long as Partner does not use the Nasdaq’s database, intellectual property or confidential information in so doing.

6. ACCESS TO INFORMATION AND DATA; SUPPORT.

6.1. Access to the Other Party’s Data. Each of Partner, eVestment and Nasdaq shall be solely responsible for making the data licensed herein useable with its own platform, except that the Party providing the data will give reasonable advance notice to the receiving Party of any change in the format of such data.

6.2. Availability of Partner Data. Partner will provide Partner Data to eVestment and Nasdaq with an availability of 99.9%, which will be measured with the following formula:

A= (T - P - U) / (T - P)
A= Availability
T = measurement period of 10 weeks
P = Preventative maintenance or planned shutdown as per a Maintenance Window
U = Unplanned shutdown or period within which data was delivered incorrectly
T, U, and P are measured in hours.

6.3. Maintenance Window. Partner shall use commercially reasonable efforts to provide eVestment and/or Nasdaq with two (2) days’ prior notice of any Maintenance Window as appliable for maintenance impacting the Partner Data.

6.4. Support. Partner will provide support to all Mutual Customers with respect to all questions or concerns related to the use of the Partner Data or the Partner Platform by inquiry to support@thisismatter.com; provided. however. that if such Mutual Customer’s question relates to the eVestment Information, then Partner shall refer the inquiry to eVestment by contacting partnerships@evestment.com. Partner will provide reasonable support, documentation, methodology documents and training to eVestment’s and Nasdaq’s respective sales teams on positioning and talking points about the Partner Data and the joint offering contemplated under this Agreement, as well assisting eVestment and Nasdaq, as the case may be, in responding to support inquiries related specifically to Partner Data.

6.5. Marketing. Partner and eVestment agree to work together in good faith to develop and implement a mutually beneficial marketing plan, which may include (i) multi-touchpoint announcement about the partnership between the Partner and eVestment to Partner’s and eVestment’s respective prospects and customers; (ii) promotion on the eVestment partner website; (iii) social media promotion; and (iv) public relations material distributed by either Partner or eVestment to their respective contacts. Any such materials must be approved by both Partner and eVestment prior to any such release or distribution. In the event Nasdaq is in any manner identified (in name or identifiable description) in any such marketing plan or any release or distribution, Nasdaq’s written consent is required prior to any such release or distribution. For the avoidance of doubt, nothing in this Agreement is intended to prohibit eVestment or its affiliates (including, for the avoidance of doubt, Nasdaq) from selling its products and/or services to an entity that is a customer of Partner.

7. ESG FOOTPRINT CLIENTS.

7.1. As of the Effective Date, there are                             clients under the data partnership agreement, dated as of October 14, 2019, as amended, by and between Nasdaq and Partner (the “DPA”), to be detailed on Exhibit C to this Agreement (the “ESG Footprint Clients”) and Exhibit C will include the applicable revenue share due to Partner. Nasdaq will continue to deliver the data to                           , as agreed in the applicable client agreements, and, pending consent of the client, transfer the data delivery obligations for                   to Partner. Nasdaq will not, however, continue to sell Partner’s data products pursuant to the DPA.

7.2. Nasdaq and Partner acknowledge and agree that the DPA is terminated as of the Effective Date pursuant to Section 13.5. Except as set forth in this Section 7, Nasdaq and Partner agree that Nasdaq shall have no obligation, express or implied, pursuant to, or arising out of, the DPA, including, without limitation, any obligation to (i) grant any license to Partner or any other person, (ii) pay any revenue share to Partner, (iii) sell Partner’s data products pursuant to the DPA, or (iv) deliver data to any person.

8. REFERRALS, FEES, AND PAYMENT.

8.1. Partner Access Fee. For each Partner Customer that Partner refers to eVestment that (i) becomes a Mutual Customer with access to Partner Data through the eVestment Platform and (ii) receives access to eVestment Information made available on the Partner Platform, Partner will remit to eVestment a recurring annual fee equal to                                 of any eVestment Information access fee charged by Partner to such Mutual Customer (the “Partner Access Fee”). Partner Access Fees paid by Partner to eVestment are non-refundable.

8.2. Referral Fee. For each Referral Customer, Partner will remit to eVestment or Nasdaq, as the case may be, in accordance with this Section 8 either: (i) if referred by eVestment, a recurring annual referral fee payable to eVestment equal to                           of the gross revenue Partner generates for data and/or platform sales on the basis of such Referral Customer, inclusive of any upsells or sales to a client’s affiliates or (ii) if referred by Nasdaq, a recurring annual referral fee payable to Nasdaq equal to                         of the gross revenue Partner generates for data and/or platform sales on the basis of such Referral Customer, inclusive of any upsells or sales to a client’s affiliates (each, a “Referral Fee”). Nasdaq and/or eVestment shall, in each referral, indicate whether the referral is from Nasdaq or eVestment. Partner’s obligation to pay Referral Fees to Nasdaq and eVestment shall survive any termination of this Agreement for any reason, in whole or in part, and shall be paid by Partner to Nasdaq or eVestment, as the case may be, for so long as each Customer remains a customer of Partner. Partner will invite (on a timely basis) the Nasdaq or eVestment employee, as the case may be, making each referral to an initial meeting with the potential Referral Customer and, if requested by Nasdaq or eVestment, invite (on a timely basis) the referring Nasdaq employee in any subsequent meetings with the potential Referral Customer.

8.3. eVestment Platform Full Solution Fee.                                                                               , eVestment will remit to Partner in accordance with this Section 8 a recurring annual fee of                                of the eVestment Platform subscription fee that eVestment charges to such eVestment Customer (the “eVestment Platform Full Solution Fee”). For the avoidance of doubt, such eVestment Platform Full Solution Fee will be calculated based on the fee that eVestment charges to the eVestment Customer for the subscription to ESG Analytics core functionality that includes Partner Data and not for any additional fees eVestment may charge for upsells, add-on data or additional functionality. Partner acknowledges and agrees that eVestment

8.4. eVestment Platform Headline Data Fee. For each eVestment Customer who subscribes for Headline Data through the eVestment Platform, eVestment will remit to Partner in accordance with this Section 8 a recurring annual fee of                              of the eVestment Platform subscription fee that eVestment charges to such eVestment Customer (the “eVestment Platform Headline Data Fee”). For the avoidance of doubt, such eVestment Platform Headline Data Fee will be calculated based on the fee eVestment charges the eVestment Customer for the subscription to ESG Analytics core functionality that includes Partner Data and not on any additional fees eVestment may charge for upsells, add-on data, or additional functionality. Partner acknowledges and agrees that eVestment

8.5. Fee Report.

8.5.1. Within the thirty (30) calendar days following the end of each calendar quarter, Partner shall deliver a separate written report to each of eVestment and Nasdaq showing, as to each: (i) all leads referred by eVestment or Nasdaq, as applicable, in such preceding quarter; (ii) which of the leads referred by eVestment or Nasdaq, as applicable, became Referral Customers, along with the following information: (a) each Referral Customer’s legal name; (b) annual contract value for each Referral Customer; and (c) the relevant Referral Fee payable to eVestment or Nasdaq, as applicable, for each Referral Customer during such preceding calendar quarter; and (iii) all Partner Customers (direct sale or existing) who have agreed to pay the access fee and applicable Partner Access Fee to eVestment.

8.5.2. Within thirty (30) calendar days following the end of each calendar quarter, eVestment shall deliver to Partner a written report for eVestment Customers who have access to the Full Solution or Headline Data showing: (i) eVestment Customer name, (ii) eVestment Platform subscription start date, (iii) annual fee for eVestment Platform subscription, and (iv) associated eVestment Platform Headline Data Fee due to Partner for such preceding calendar quarter.

8.5.3. Within thirty (30) calendar days following the end of each calendar quarter, Nasdaq shall provide to Partner a statement detailing the accounting of its revenue with respect to the E5G Footprint Clients during the preceding quarter and the associated revenue share amount due to the Partner (the “Footprint Revenue Calculation”).

8.6. Payments Between eVestment and Partner. eVestment will invoice Partner for the Partner Access Fees and Referral Fees on a quarterly basis and such invoices will be paid by Partner to eVestment within thirty (30) days of the date of such invoice. Partner will invoice eVestment for the eVestment Platform Headline Data Fees and/or eVestment Platform Full Solution Fees on a quarterly basis and such invoices will be paid by eVestment to Partner within thirty (30) days of the date of such invoice.

8.7. Partner Payments to Nasdaq. Nasdaq will invoice Partner for the Referral Fees on a quarterly basis and such invoices will be paid by Partner to Nasdaq within thirty (30) days of the date of such invoice.

8.8. Nasdaq Payments to Partner. Within thirty (30) days of Partner’s receipt of the Footprint Revenue Calculation from Nasdaq, Partner will invoice Nasdaq for fees payable by Nasdaq to Partner on the basis of the Footprint Revenue Calculation and such invoices will be paid by Nasdaq to Partner within thirty (30) days of the date of such invoice.

9. COVENANTS.

9.1. During the Term (including, for the avoidance of doubt, any renewal periods) and until the end of a twelve (12)-month period thereafter (the “Restricted Period”), in order to protect the legitimate business interests of Nasdaq and eVestment, Partner shall not, directly or indirectly (e.g., through another legal entity or by facilitating a third party’s actions), solicit, encourage or entice away (or attempt to solicit, encourage or entice away) from Nasdaq or eVestment, as the case may be, the business or patronage of any Restricted Client. For the purposes of this Section 9, a “Restricted Client” shall mean any firm, company, entity or person who is or has been at any time during the Restricted Period and the eighteen (18) months before either an ESG Footprint Client, an eVestment Customer, or a client of Nasdaq and/or its affiliates in respect of future products that incorporate data provided by Partner.

9.2. The Parties hereby agree and acknowledge that Nasdaq and eVestment (i) invest in numerous companies, some of which may be deemed to be competitive with Partner’s business (as conducted, as proposed to be conducted or as may be conducted in the future), (ii) engage or may engage in the same or similar activities or lines of business as, or otherwise in competition with, Partner’s business (as conducted, as proposed to be conducted or as may be conducted in the future) and/or (iii) may develop a business relationship with a third party engaged in the same or similar activities or lines of business as, or otherwise in competition with, Partner (as conducted, as proposed to be conducted or as may be conducted in the future), and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with Partner’s business (as currently conducted or as currently propose to be conducted) (clauses (i) through (iii) collectively, the “Other Activities”). Partner and each of the other Parties hereby agree that, to the extent permitted under applicable law, Nasdaq and eVestment (and their respective affiliates) shall not be liable (jointly, severally, or jointly and severally) to Partner for any claim arising out of, or based upon, (x) any Other Activities, (y) the investment by Nasdaq or eVestment (or their respective affiliates) in any entity competitive with Partner or engaging in any Other Activities, or (z) actions taken by any partner, officer, employee or other representative of Nasdaq or eVestment (or their respective affiliates) with respect to any Other Activities or to assist any such competitive company, whether or not such action has a detrimental effect on Partner; provided, however, that the foregoing shall not relieve Nasdaq or eVestment from liability (several and not joint or joint and several) associated with the unauthorized disclosure of Partner’s confidential information obtained pursuant to this Agreement. For the avoidance of doubt, neither Nasdaq nor eVestment shall be bound by any non-compete or non-solicitation restraints in any respect, or any exclusivity obligations concerning the investment or any technology that Nasdaq or eVestment may license to Partner.

10. COMPLIANCE AND AUDIT.

10.1. Partner Compliance. During the Term (including, for the avoidance of doubt, any renewal periods), Partner shall provide eVestment and Nasdaq with a complimentary license to the Partner Platform; provided that eVestment’s and Nasdaq’s respective and independent use of the Partner Platform shall be for their respective sole and limited purposes of: (i) understanding how, in the case of eVestment, the eVestment Information and, in the case of Nasdaq, the Nasdaq ESG Data, in each case, is used within the Partner Platform; and (ii) evaluating Partner’s compliance with this Agreement. Partner agrees to promptly respond to eVestment’s and/or Nasdaq’s, as applicable, inquiries regarding the Partner Platform and its use of the eVestment Information and Nasdaq ESG Data, respectively, and provide all information reasonably requested by eVestment and/or Nasdaq, as the case may be, in connection with any such request. eVestment and Nasdaq agree, severally and not jointly or jointly and severally, not to modify, correct, adapt, translate, enhance or otherwise prepare derivative works or improvements of the Partner Platform, reverse engineer, disassemble, decompile, decode or adapt the Partner Platform, or otherwise attempt to derive or gain access to the source code of the Partner Platform, in whole or in part; or use the Partner Platform other than for the purpose expressly permitted by this Agreement.

10.2. eVestment Compliance. During the Term (including, for the avoidance of doubt, any renewal periods), eVestment shall provide Partner with a complimentary license to the eVestment Platform; provided that Partner’s use of the eVestment Platform shall be for the sole and limited purposes of: (i) understanding how the Partner Data is used within the eVestment Platform; and (ii) evaluating eVestment’s compliance with this Agreement. eVestment agrees to promptly respond to Partner inquiries regarding the eVestment Platform and its use of the Partner Data and provide all information reasonably requested by Partner in connection therewith. Partner agrees not to modify, correct, adapt, translate, enhance or otherwise prepare derivative works or improvements of the eVestment Platform, reverse engineer, disassemble, decompile, decode or adapt the eVestment Platform, or otherwise attempt to derive or gain access to the source code of the eVestment Platform, in whole or in part; or use the eVestment Platform other than for the purpose expressly permitted by this Agreement.

10.3. Audit. During the Term (including, for the avoidance of doubt, any renewal periods) and for three (3) years thereafter, Partner shall maintain and retain separate accurate and complete books of account and records concerning its use of each of the eVestment Information and the Nasdaq ESG Data, and, in either case of the eVestment Information and the Nasdaq ESG Data, its conduct concerning the terms of this Agreement, access granted, and its advertising and marketing programs related to each of the eVestment Information and Nasdaq ESG Data (collectively, the “Books and Records”). During the Term (including, for the avoidance of doubt, any renewal periods) and for three (3) years thereafter, Partner will make such Books and Records available upon request by either Nasdaq or eVestment (for the avoidance of doubt, the audit rights of Nasdaq and eVestment are independent of each other). Nasdaq or eVestment, as the case may be, may, by itself and/or through its respective agents, conduct an audit with respect to the Books and Records concerning, in the case of eVestment, the eVestment Information, and in the case of Nasdaq, the Nasdaq ESG Data; provided that Nasdaq or eVestment, as applicable, shall give Partner at least five (5) business days’ advance notice and such audit does not unreasonably interfere with the business or operations of Partner. Partner agrees to cooperate with Nasdaq or eVestment, as applicable, in the exercise of its respective audit rights pursuant to this Section 10. In the event that any audit by Nasdaq or eVestment reveals a deficiency in Partner reporting that resulted in underpayment of any fees payable to Nasdaq or eVestment, as the case may be, pursuant to this Agreement, Nasdaq or eVestment, as applicable, shall notify Partner of any such deficiency and the amount of underpaid fees, and Partner shall promptly (and in any case within thirty (30) days of such notification from Nasdaq or eVestment, as the case may be) remit payment to Nasdaq or eVestment, as the case may be, of such underpaid amounts. Notwithstanding the foregoing, in the event an audit reveals underpayment of the fees payable to Nasdaq or eVestment pursuant to this Agreement during any annual period in excess of five percent (5%) of the fees actually paid during such annual period, then Nasdaq or eVestment, as applicable, shall notify Partner of any such deficiency and the underpaid amounts, and Partner (and in any case within thirty (30) days of such notification from Nasdaq or eVestment, as the case may be) shall promptly reimburse Nasdaq for the costs and expenses incurred as a result of the audit, in addition to the underpaid amounts.

11. OWNERSHIP OF PROPRIETARY RIGHTS.

11.1. Partner acknowledges and agrees that (i) the eVestment Information constitutes commercially valuable property, trade secrets and copyrighted products of eVestment, and that the contents of the eVestment Information were selected, acquired, coordinated and arranged through the application of substantial time, effort, money, travel and creativity and (ii) the Nasdaq ESG Data constitutes commercially valuable property, trade secrets and copyrighted products of Nasdaq, and that the contents of the Nasdaq ESG Data were selected, acquired, coordinated and arranged through the application of substantial time, effort, money, travel and creativity. Partner agrees to limit the access, use and/or distribution of the data from the eVestment Information and Nasdaq ESG Data only to what is expressly permitted hereunder. Any unauthorized use by Partner of the eVestment Information or Nasdaq ESG Data will be deemed a material breach of this Agreement. Partner shall not contest or challenge in any manner eVestment’s ownership of the eVestment Information, or Nasdaq’s ownership of the Nasdaq ESG Data, and shall not take any action that reduces, or has the possibility of reducing, the value of the eVestment Information to eVestment or the Nasdaq ESG Data to Nasdaq. Partner agrees that title to (a) (1) the eVestment Information and all representations of it in all forms, and (2) the Nasdaq ESG Data and all representations of it in all forms, (b) (1) all derivative works of the eVestment Information, and (2) all derivative works of the Nasdaq ESG Data, and (c) (1) all copyright, patent, trade secrets and other intellectual property rights with respect to any of the foregoing as applicable to eVestment, are and shall remain the valuable property of eVestment, and (2) all copyright, patent, trade secrets and other intellectual property rights with respect to any of the foregoing, as applicable to Nasdaq, are and shall remain the valuable property of Nasdaq. Partner is not granted hereunder, and shall in no event possess, now or in the future, any proprietary rights or ownership rights in the eVestment Information or Nasdaq ESG Data. Partner acknowledges and agrees that that eVestment has control over the inclusion or exclusion of funds in the eVestment Information and eVestment may remove fund information from the eVestment Information in eVestment’s sole discretion and eVestment has no obligation to prevent funds from removing their information from the eVestment Information. Partner further acknowledges and agrees that that Nasdaq has control over the inclusion or exclusion of metrics and issuers in the Nasdaq ESG Data and Nasdaq may remove metrics and/or issuers from the Nasdaq ESG Data in Nasdaq’s sole discretion and Nasdaq has no obligation to prevent issuers from removing their information from the Nasdaq ESG Data. All third-party content made available in the eVestment Information or Nasdaq ESG Data, as applicable, is owned by the respective authors of such content and used for informational purpose only, neither eVestment nor Nasdaq make any claim of ownership to any such of the respective content. All trademarked names and images appearing on the third-party content are the property of their respective owners and no affiliation or endorsement, express or implied, is provided by their use.

11.2. eVestment acknowledges and agrees that the Partner Data constitutes commercially valuable property, trade secrets and copyrighted products of Partner and that the contents of the Partner Data were selected, acquired, coordinated and arranged through the application of substantial time, effort, money, travel and creativity. eVestment agrees to limit the access, use and/or distribution of the data from the Partner Data only to what is expressly permitted hereunder. eVestment shall not contest or challenge in any manner Partner’s ownership of the Partner Data and shall not take any action that reduces, or has the possibility of reducing, the value of the Partner Data to Partner. eVestment agrees that title to (i) the Partner Data and all representations of it in all forms, (ii) all derivative works of the Partner Data, and (iii) all copyright, patent, trade secrets and other intellectual property rights with respect to any of the foregoing, are and shall remain the valuable property of Partner. eVestment is not granted hereunder, and shall in no event possess, any proprietary rights or ownership rights in the Partner Data. All third-party content made available in the Partner Data is owned by the respective authors of such content and used for informational purpose only, and Partner makes no claim of ownership to any such content. All trademarked names and images appearing on the third-party content are the property of their respective owners and no affiliation or endorsement, express or implied, is provided by their use.

12. INDEMNITY.

12.1. Indemnity by Partner. Partner shall indemnify, defend, and hold harmless eVestment, its affiliates (including Nasdaq and eVestment’s API vendors, if applicable) and subsidiaries, their respective directors, officers, shareholders and employees from any and all damages, liabilities, judgments, charges, costs, expenses (including reasonable attorneys’ fees), claims, lawsuits, or other proceedings (the foregoing, each a “Claim”) by any third-party arising out of or related to Partner’s use of either: (i) the eVestment Information in any manner which violates the terms of this Agreement applicable to Partner; (ii) the APls; or (iii) any other eVestment intellectual property provided hereunder in a manner which violates the terms of this Agreement applicable to Partner. Partner shall, at its sole cost and expense, indemnify and hold Nasdaq, its affiliates (including eVestment) and subsidiaries, and its and their respective directors, officers, employees, agents, members and stockholders harmless from and against any and all Claims or other actions brought against Nasdaq in connection with this Agreement or that may result by reason of infringement, or claim of infringement, of any patent, copyright, or other proprietary or intellectual property rights of any third party based upon the use with respect to Nasdaq of the Partner Data, Partner Next-Gen ESG Data, and/or technology delivered by Partner; provided Nasdaq notifies Partner promptly of such claim or action; provided, further, however, that any failure by Nasdaq to notify Partner in a prompt manner shall not reduce Nasdaq’s right to indemnification under this Section 12.1.

12.2. Indemnity by eVestment. eVestment, and eVestment only, shall indemnify, defend, and hold harmless Partner, its affiliates and subsidiaries, their respective directors, officers, shareholders and employees from any Claim by a third party that the eVestment Information itself infringes or misappropriates a United States patent, copyright or other proprietary right. eVestment will have no obligation to indemnify Partner hereunder for any infringement or misappropriation arising out of a combination of the eVestment Information with any other data, software, or system (including without limitation the Partner Platform), where such infringement or misappropriation would not have occurred but for such combination. In the defense or settlement of the Claim, eVestment may obtain for Partner the right to continue using the eVestment Information, may replace or modify the eVestment Information so it becomes non-infringing, or, if such remedies are in eVestment’s sole discretion not reasonably available, eVestment may terminate this Agreement as between eVestment and Partner, which, for the avoidance of doubt, will have no impact on this Agreement as between Partner and Nasdaq, which, as to Partner and Nasdaq, shall remain in full force and effect in accordance with the terms hereof, unless independently terminated.

12.3. Indemnity by Nasdaq. Nasdaq, Inc., and Nasdaq, Inc. only, shall, at its sole cost and expense, indemnify and hold Partner, its directors, officers, employees, agents, members and stockholders harmless from and against any Claims by a third party that the Nasdaq ESG Data itself infringes or misappropriates a United States patent, copyright or other proprietary right; provided Partner notifies Nasdaq Inc., in writing promptly of such Claim. In the defense or settlement of the Claim, Nasdaq may obtain for Partner the right to continue using the Nasdaq ESG Data, may replace or modify the Nasdaq ESG Data so it becomes non-infringing, or, if such remedies are in Nasdaq’s sole discretion not reasonably available, Nasdaq may terminate this Agreement as between Nasdaq and Partner, which, for the avoidance of doubt, will have no impact on this Agreement as between Partner and eVestment, which, as to Partner and eVestment, shall remain in full force and effect in accordance with the terms hereof, unless independently terminated.

12.4. Process. Each Party’s obligation to indemnify and defend another Party pursuant to this Section 12 is contingent on the Party seeking indemnification (the “Indemnified Party”): (i) promptly notifying the Party with an obligation to indemnify the Indemnified Party (the “Indemnifying Party”) in writing of the Claim; provided, however, that any failure to provide such prompt written notice of a Claim shall not relieve the Indemnifying Party of its obligations under this Section 12, except to the extent the Indemnifying Party is actually and materially prejudiced thereby; and (ii) allowing the Indemnifying Party to control, and reasonably cooperating with Indemnifying Party (at the Indemnifying Party’s request and expense) in, the defense thereof and any related settlement negotiations; provided that the Indemnifying Party shall not enter into any settlement without the Indemnified Party’s prior written agreement, which shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, any and all obligations of Nasdaq and eVestment are several, and not joint or joint and several, and in no event will Nasdaq and eVestment be held jointly and/or jointly and severally liable for any actions (or inactions) of any other Party, and in no event will any indemnification obligation of either Nasdaq or eVestment be joint and/or joint and several as between each other.

13. TERM, TERMINATION AND DEFAULT.

13.1. Term and Renewal.

13.1.1. This Agreement shall commence on the Effective Date and, other than Section 4.1, which shall be governed by the termination and renewal provisions set forth in Section 4,                                                          (the “Term”, which defined term, for the avoidance of doubt, shall include any renewal period) and shall renew automatically                                                , unless (i) eVestment, solely in respect of itself, gives written notice to Partner of non-renewal at least ninety (90) days before the expiration of the then-current Term, (ii) Nasdaq, solely in respect of itself, gives written notice to Partner of non-renewal at least ninety {90) days before the expiration of the then-current Term, or (iii) Partner gives written notice to either eVestment and/or Nasdaq, as the case may be, at least ninety (90) days before the expiration of the then-current Term (except as provided in Section 13.1.2 below), in which event any termination by Partner under this Section 13.1.1 shall apply only as to eVestment and/or Nasdaq, as the case may be, and this Agreement shall continue in full force and effect in accordance with the applicable terms hereof as between Partner and the Party with whom Partner has not terminated this Agreement. Notwithstanding the foregoing, any action by either Nasdaq or eVestment, each as to itself, to renew the initial Term or to terminate this Agreement, shall not impact the term of the license granted by Partner to Nasdaq pursuant to Section 4.1. For the avoidance of doubt, any renewal or non-renewal of this Agreement by eVestment shall not impact this Agreement as between Nasdaq and Partner, and any renewal or non-renewal of this Agreement by Nasdaq shall impact this Agreement as between eVestment and Partner.

13.1.2. eVestment may increase the Partner Access Fee or Referral Fee by providing the new fees at least ninety (90) days in advance of the renewal date. Partner may choose to not renew solely as to eVestment by providing written notice to eVestment of non-renewal at least sixty (60) days before the expiration of the then-current Term. If such notice is not provided as set forth herein, the Agreement shall renew with respect to eVestment and Partner for an additional twelve (12) month period at the increased Fee.

13.1.3. Notwithstanding anything to the contrary in this Section 13, Partner will continue to provide all eVestment data contemplated under this Agreement until all eVestment Customers’ subscriptions to the eVestment Platform expires or is terminated.

13.2. Termination.

13.2.1. Default. Notwithstanding any other provision of this Agreement, the occurrence of any one or more of the following events shall constitute an “Event of Default” if any such occurrence remains uncured for fifteen (15) days following written notice thereof:

13.2.1.1. any material representation by any Party is discovered to be misleading or inaccurate;

13.2.1.2. any Party’s failure to perform any material obligation (whether or not expressly identified as material) contained in this Agreement, including without limitation any failure to timely pay fees due hereunder or Partner does not meet the availability requirements in Section 6.2;

13.2.1.3. any Party’s improper attempts to assign, terminate, or cancel this Agreement; or

13.2.1.4. any Party’s cessation of doing business as a going concern, assignment for the benefit of creditors, admission in writing of its inability to pay debts as they become due; filing of a petition in bankruptcy or appointment of a receiver, acquiescence in the appointment of a trustee, or liquidator for it or any substantial part of its assets or properties.

13.2.2. Rights Upon Default. Upon an Event of Default by:

13.2.2.1. Partner, then:

13.2.2.1.1. Nasdaq shall have the right to terminate this Agreement, solely in respect of itself, by giving notice of termination to Partner and Section 13.3.2 shall then govern Nasdaq’s and Partner’s respective duties upon such Event of Default; and

13.2.2.1.2. eVestment shall have the right to terminate this Agreement, solely in respect of itself, by giving notice of termination to Partner and Section 13.3.1 shall then govern eVestment’s and Partner’s respective duties upon such Event of Default.

13.2.2.1.3. Nasdaq, then Partner shall have the right to terminate this Agreement, solely in respect to Nasdaq, by giving notice of termination to Nasdaq and Section 13.3.4 shall then govern Nasdaq’s and Partner’s respective duties upon such Event of Default; or

13.2.2.1.4. eVestment, then Partner shall have the right to terminate this Agreement, solely in respect to eVestment, by giving notice of termination to eVestment and the applicable provision(s) of Section 13.3.3 shall then govern eVestment’s and Partner’s respective duties upon such Event of Default.

13.2.2.2. To the extent permitted by applicable law, the remedies set forth in this Section 13 shall be cumulative and not exclusive and may be exercised, successively or concurrently, by the non-defaulting Party in addition to any other remedies available to it.

13.3. Duties upon Termination or Expiration.

13.3.1. Upon termination by eVestment pursuant to this Agreement, Partner shall:

13.3.1.1. make no further use of the eVestment Information, and without limiting the generality of the foregoing, not distribute the eVestment Information to any party, even to those of Mutual Customers who are validly accessing the eVestment Information through the Partner Platform;

13.3.1.2. shall not market, sell, or otherwise promote any new subscriptions of the eVestment Information and shall not allow for the renewal of any then-existing subscriptions to the eVestment Information;

and

13.3.1.3. within fifteen (15) days after termination, return all copies of the eVestment Information to eVestment and certify to eVestment, through a Partner’s officer, that all copies of the eVestment Information in Partner’s database or otherwise possessed by Partner have been destroyed or returned to eVestment.

13.3.2. Upon any termination by Nasdaq pursuant to this Agreement, Partner shall:

13.3.2.1. make no further use of the Nasdaq ESG Data, and without limiting the generality of the foregoing, not distribute the Nasdaq ESG Data to any party;

13.3.2.2. shall not make any further use of the Nasdaq ESG Data, or without limiting the generality of the foregoing, distribute the Nasdaq ESG Data to any party; and

13.3.2.3. within fifteen (15) days after termination, return all copies of the Nasdaq ESG Data to Nasdaq and certify to Nasdaq, through a Partner’s officer, that all copies of the Nasdaq in Partner’s database or otherwise possessed by Partner have been destroyed or returned to Nasdaq.

13.3.3. Upon termination by Partner with respect to eVestment pursuant to Section 13.2.1. or upon the expiration of this Agreement due to non-renewal:

13.3.3.1. Partner shall not market, sell, or otherwise promote any new subscriptions of the eVestment Information and shall not allow for the renewal of any then-existing subscriptions to the eVestment Information;

13.3.3.2. eVestment shall continue to provide the eVestment Information to Partner so that Partner can fulfill its obligations to supply the eVestment Information to Mutual Customers for the then-current term of their respective subscriptions to the eVestment Information in effect as of the date of termination and provided that Partner continues to abide by the terms hereof;

13.3.3.3. Partner’s rights set forth in Section 2 shall continue but only to the extent necessary in order to provide the eVestment Information through the Partner Platform through the end of the then-current subscription term for each remaining Mutual Customer; and

13.3.3.4. eVestment’s obligations in Section 13.3.3.2 and Partner’s license rights in this Agreement (as further limited by the terms of Sections 13.3.1 and 13.3.3) shall cease upon the earlier of: (i) Partner committing any Event of Default upon which the terms of Section 13.3.1 shall apply; or (ii) the expiration or termination of the last Mutual Customer subscription to the eVestment Information then in effect.

13.3.4. Upon termination by Partner with respect to Nasdaq pursuant to Section 13.2.1 or upon the expiration of this Agreement due to non-renewal:

13.3.4.1. Partner shall make no further use of the Nasdaq ESG Data, and without limiting the generality of the foregoing, no distribute the Nasdaq ESG Data to any party; and

13.3.4.2. In addition, within fifteen (15) days after any such termination, Partner shall return all copies of the Nasdaq ESG Data to Nasdaq and certify to Nasdaq, through a Partner’s officer, that all copies of the Nasdaq in Partner’s database or otherwise possessed by Partner have been destroyed or returned to Nasdaq.

13.3.5. Termination as Between the Parties. The Parties hereby agree that in the event of a termination of this Agreement as between eVestment and Partner, or Nasdaq and Partner, in either respective case, in accordance with the terms hereof then, as to (i) eVestment, Section 13.3.3 shall apply in respect of the eVestment Information and eVestment shall have no further obligations with respect to the other Parties hereto under this Agreement (provided, for the avoidance of doubt, that any such termination shall not impact any obligations to Nasdaq under any separate written agreement between the parties thereto), (ii) Nasdaq, Section 13.3.2 shall apply in respect of the Nasdaq ESG Data and Nasdaq shall have no further obligations with respect to the other Parties hereto under this Agreement (provided, for the avoidance of doubt, that any such termination shall not impact any obligations may have under any separate written agreement with Partner or eVestment, or (iii) Partner, Section 13.3.3 with respect to eVestment, and Section 13.3.4 with respect to Nasdaq, shall apply in respect of Partners’ respective obligations under this Agreement, which obligations, for the avoidance of doubt, shall be in addition to all other obligations set forth hereunder owed to Nasdaq or eVestment, as applicable, following the termination hereof, and as may be owed to Nasdaq under any separate written agreement between Nasdaq and Parter).

13.4. Change of Control. Partner will provide at least forty-five (45) days advance written notice to eVestment and Nasdaq, separately, of any proposed Change of Control, which notice shall identify the proposed new owner(s) of Partner. Both eVestment and Nasdaq, shall each independently have a period of thirty (30) days following such notice to decide if eVestment or Nasdaq, respectively, wish to terminate this Agreement as to itself upon the Change of Control. If eVestment or Nasdaq determine it wishes to terminate this Agreement (solely as to itself) upon the proposed Change of Control, eVestment or Nasdaq, as applicable, shall deliver written notice of same to Partner within the thirty (30) day period, and the Parties will work in good faith to determine the wind-up of affairs under this Agreement and between such terminating Parties. If the Parties are unable to agree to a wind-up plan, then this Agreement shall automatically terminate upon the Change of Control as to the Parties that were unable to agree to a wind-up plan. If Partner delivers written notice to eVestment and Nasdaq of a proposed Change of Control as required under this Section 13.4 and either eVestment or Nasdaq, do not provide a respective notification of termination as to itself during such thirty (30) day period, then such Change of Control shall not impact the terms of this Agreement as to the Party that did not deliver a notification of termination as required under this Section 13.4. For purposes of this Section 13.4, “Change of Control” means: (i) the sale of all or substantially all the assets or intellectual property of Partner; (ii) any merger, consolidation or acquisition of Partner with, by or into another corporation, entity or person; (iii) any change in the ownership of more than fifty percent (50%) of the voting equity interests of Partner in one or more related transactions (other than, for the avoidance of doubt, as a result of the conversion of convertible notes issued by Nasdaq to Partner, unless otherwise agreed to by Nasdaq); or (iv) any change in the composition of the board of directors of Partner such that a majority of the seats (other than vacant seats) on the board of directors of Partner would become occupied by persons that were not a member of, or nominated, appointed or approved by a shareholder of Partner (with a right to appoint members of the board of directors) to be members of, the board of directors of Partner on the Effective Date (other than, for the avoidance of doubt, any change in the composition of the board of directors as may result following the conversion of convertible notes issued by Nasdaq to Partner and, as a result of such conversion, Nasdaq’s right, subject to certain conditions, to appoint members to the board of directors of Partner following such conversion, unless otherwise agreed to by Nasdaq).

13.5. Termination of Prior Agreement. Partner and (i) Nasdaq hereby agree that the (a) DPA, is hereby terminated in all respects, except as such terms as survive the termination thereof in accordance with the terms of such agreement, and such agreement shall be superseded by this Agreement in all respects as to the matters set forth herein, and (b) Partnership Agreement, dated as of October 1, 2021 between Partner and Nasdaq, as amended, is hereby terminated in all respects, except as such terms as survive the termination thereof in accordance with the terms of such agreement, and such agreement shall be superseded by this Agreement in all respects as to the matters set forth herein and (ii) eVestment hereby agree that the Partnership Agreement, dated as of March 17, 2023 between Partner and eVestment, as amended is hereby terminated in all respects, except as such terms as survive the termination thereof in accordance with the terms of such agreement, and such agreement shall be superseded by this Agreement in all respects as to the matters set forth herein ((i) - (ii) collectively, the “Prior Agreements”).

13.6. SURVIVAL. The terms of Sections 1, 2.4, 2.8, 3.2, 4, 5.4, 8, Error! Reference source not found., 9, 10, 11, 12, 13.2.2, 13.3, 13.5, 13.6, 14, 16, 17, 18, and any other terms which by their nature are intended to, shall survive any termination of this Agreement.

14. ASSIGNMENT. No Party may assign or otherwise delegate its rights or obligations under this Agreement; provided that either eVestment or Nasdaq (solely as to itself) may, without Partner’s consent, assign, transfer, sublicense or delegate this Agreement in whole but not in part to any entity that: (i) is, directly or indirectly, owned by, commonly owned with or owns the assignor; or (ii) acquires, all or substantially all of the assets of the assignor that are associated with the eVestment Information or Nasdaq ESG Data, as applicable. Any assignment or delegation in violation of the terms of this Agreement shall be null and void.

15. MOST FAVORED NATION. Partner represents to eVestment and Nasdaq that all of the benefits and terms granted by Partner under this Agreement are at least as favorable as the benefits and terms granted by the Partner to any other licensee of the Partner Data, including any license fees or license scope. In the event Partner enters into any subsequent agreement with any other licensee during the Term which provides for benefits or terms more favorable than those contained in this Agreement, then this Agreement shall be deemed to be modified to provide eVestment and Nasdaq with such more favorable benefits and terms. Partner shall promptly notify Nasdaq of the existence of such more favorable benefits and terms, as well as a redacted copy of such agreement, and eVestment and Nasdaq shall have the right to receive the more favorable benefits and terms immediately. If requested in writing by Nasdaq this Agreement shall be amended to reflect such terms and conditions.

16. CONFIDENTIAL INFORMATION

16.1. Confidential Information. Subject to Section 16.3, “Confidential Information” includes any and all information that: (i) is not generally known in the relevant trade or industry; and (ii) is disclosed by a Party pursuant to this Agreement or its affiliates, vendors or licensors to the other Party in connection with this Agreement. Assuming the foregoing criteria are met, the following types of information would, without limiting the definition of “Confidential Information”, be considered Confidential Information under this Agreement: (a) information relating to trade secrets of a Discloser or its vendors or licensors; (b) information relating to existing or contemplated products, services, technology, designs, processes, formulas, computer systems, computer software, algorithms and research or developments of the disclosing Party or its vendors or licensors; or (c) information relating to the business of the Discloser or that of its vendors or licensors, including but not limited to, business forms, handbooks, policies, and documents, business plans, business processes and procedures, sales or marketing methods, methods of doing business, and supplier information of the Discloser or its vendors or licensors. For the absence of doubt, the Parties agree that the eVestment Information is eVestment’s Confidential Information and a trade secret of eVestment.

16.2. Maintaining Confidentiality. A Party receiving Confidential Information (“Recipient”) from the disclosing Party (“Discloser”) agrees to safeguard and keep the Confidential Information in the strictest confidence, in the manner set forth below:

16.2.1. Except as expressly permitted in this Agreement, Recipient shall not copy, modify, enhance, compile or assemble (or reverse compile or disassemble), or reverse engineer Confidential Information or anything containing or embodying Confidential Information and shall not, directly or indirectly, disclose, divulge, reveal, report or transfer such Confidential Information to any third party or to any individual employed by Recipient, other than pursuant to a grant of access to a customer pursuant to each Party’s right to redistribute under the terms hereof, or to an employee or contractor of Recipient having a need to know such Confidential Information for the purposes of exercising rights or fulfilling obligations hereunder and who has executed a confidentiality agreement with restrictions no less restrictive than those set forth herein.

16.2.2. Except as otherwise expressly permitted in this Agreement, Recipient shall not directly or indirectly use any Confidential Information or the concepts therein for its own benefit or for the benefit of a third party or for any purpose other than the purpose for which such Confidential Information is being disclosed.

16.2.3. Recipient shall not remove any proprietary legends or notices, including copyright notices, appearing on or in the Confidential Information.

16.2.4. Recipient shall take all necessary and appropriate action with respect to each and every person permitted access to any Confidential Information to ensure that each person complies with the confidentiality obligations set forth herein. Recipient shall use its reasonable efforts to enforce the proprietary rights of Discloser and Discloser’s vendors, licensors, and suppliers (including but not limited to seeking injunctive relief where reasonably necessary) against any person who receives Confidential Information from Recipient and discloses or uses Confidential Information in a manner not permitted by this Agreement.

16.2.5. Any materials which are, or which relate to or derive from any, Confidential Information, shall be treated as Confidential Information and kept confidential in accordance with the terms hereof and all such materials shall be returned to Discloser or destroyed upon request of Discloser.

16.2.6. Recipient shall inform each of its officers, directors, and employees who have access to Confidential Information, of the requirements of this Section 16.

16.2.7. The Parties may disclose Confidential Information to their attorneys in the course of representation on a matter reasonably requiring the attorneys to receive the Confidential Information and also may disclose Confidential Information to their certified public accountants to the extent necessary to enable those accountants to prepare financial statements or reports. Any person who is an employee, contractor, agent or other third party (other than customers) and to whom Recipient may disclose Confidential Information of Discloser under the terms of this Agreement shall be referred to as a “Representative”. Recipient shall be responsible to Discloser for any unauthorized disclosure or damages of loss caused by the Recipient’s Representatives’ acts or omissions which, if done by the Recipient, would constitute a breach of the terms of this Agreement.

16.2.8. In the event that a Recipient is compelled by court order, subpoena or other legal process to disclose any of the Confidential Information of Discloser, Recipient shall, to the extent legally permitted, promptly notify the Discloser, so that the Discloser may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Recipient shall furnish only that portion of the Confidential Information that is, based on the advice of counsel, legally required, and Recipient shall exercise reasonable efforts to obtain reasonable assurance that confidential treatment will be accorded the Confidential Information.

16.2.9. Nothing contained in this Agreement shall be interpreted as a limitation on any applicable trade secret law or any legal rights or remedies granted thereunder.

16.2.10. In the event of a violation or threat of violation by a Party, directly or indirectly, of the terms of this Section 16, Discloser who would be harmed by such violation, will have the right, and in addition to all other remedies available to it at law, in equity or under this Agreement, to affirmative or negative injunctive relief from a court of competent jurisdiction. Each Party acknowledges that a violation of this Section 16 would cause irreparable harm and that all other remedies are inadequate.

16.3. Limitation on Confidentiality Obligation. Recipient shall have no obligation with respect to any information which Recipient can establish:

16.3.1. was already known to Recipient without any obligation of confidentiality;

16.3.2. was or becomes publicly known through no wrongful act of Recipient or a third party;

16.3.3. was rightfully obtained by Recipient from a third party with a right to disclose the Confidential Information in a manner that did not require confidential treatment thereof;

16.3.4. was used or disclosed by Recipient with the prior written authorization of Discloser; or

16.3.5. was disclosed pursuant to a separate written agreement containing confidentiality obligation applicable to any such disclosed information.

16.4. Export Compliance. In their performance of obligations and exercise of rights under this Agreement, each Party agrees to comply with all applicable U.S. export control laws and laws relating to prohibited sales to embargoed countries and to certain individuals and entities, including those listed on the Entity List, Treasury Department Specifically Designated Nationals and Blocked Persons List, the Unverified List and the Denied Persons list maintained either by the U.S Department of Treasury or the U.S. Department of Commerce’s Bureau of Industry and Security.

17. LIMITATION ON LIABILITY; DISCLAIMER OF WARRANTIES; FORCE MAJEURE.

17.1. THE EVESTMENT INFORMATION IS/ARE LICENSED “AS IS” WITHOUT WARRANTY OF ANY KIND. EVESTMENT MAKES NO WARRANTY, EXPRESS OR IMPLIED, OR WARRANTY ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT, INCLUDING WITHOUT LIMITATION, STATEMENTS REGARDING CONTENT OR SUITABILITY FOR USE OF THE EVESTMENT INFORMATION OR ANY COMPONENTS OF THE FOREGOING, WHETHER MADE BY EVESTMENT OR OTHERWISE, WHICH IS NOT CONTAINED IN THIS AGREEMENT, SHALL BE DEEMED TO BE A WARRANTY FOR ANY PURPOSE OR GIVE RISE TO ANY LIABILITY OF EVESTMENT. THE DETERMINATION OF THE SUITABILITY OF THE EVESTMENT INFORMATION (AND THE PRODUCTS OF THE FOREGOING), FOR ANY USE IS THE RESPONSIBILITY OF THE PARTNER. NO WRITTEN OR ORAL INFORMATION GIVEN BY EVESTMENT OR ITS REPRESENTATIVES SHALL BE CONSTRUED AS INCREASING THE SCOPE OF THIS WARRANTY.

17.2. NASDAQ’S PROVISION OF THE NASDAQ ESG DATA AND ANY OTHER DATA PROVIDED BY NASDAQ FOR PURPOSES OF THIS AGREEMENT IS PROVIDED ON AN “AS IS” BASIS, WITHOUT WARRANTY OF ANY KIND. NASDAQ MAKES NO WARRANTY, EXPRESS OR IMPLIED, OR WARRANTY ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT, INCLUDING WITHOUT LIMITATION, STATEMENTS REGARDING CONTENT OR SUITABILITY FOR USE OF THE NASDAQ DATA PROVIDED PURSUANT TO THIS AGREEMENT OR ANY COMPONENTS OF THE FOREGOING, WHETHER MADE BY NASDAQ OR OTHERWISE, WHICH IS NOT CONTAINED IN THIS AGREEMENT, SHALL BE DEEMED TO BE A WARRANTY FOR ANY PURPOSE OR GIVE RISE TO ANY LIABILITY OF NASDAQ. THE DETERMINATION OF THE SUITABILITY OF THE NASDAQ DATA PROVIDED PURSUANT TO THIS AGREEMENT (AND THE PRODUCTS OF THE FOREGOING), FOR ANY USE IS THE RESPONSIBILITY OF THE PARTNER. NO WRITTEN OR ORAL INFORMATION GIVEN BY NASDAQ OR ITS REPRESENTATIVES SHALL BE CONSTRUED AS INCREASING THE SCOPE OF THIS WARRANTY.

17.3. TO THE MAXIMUM EXTENT PERMITED BY APPLICABLE LAW, IN NO EVENT SHALL NASDAQ OR EVESTMENT BE LIABLE FOR ANY AMOUNT IN EXCESS OF AMOUNTS ACTUALLY PAID BY PARTNER UNDER THIS AGREEMENT DURING THE TWELVE-MONTH PERIOD PRIOR TO THE EVENT GIVING RISE TO SUCH LIABILITY (FOR THE AVOIDANCE OF DOUBT, ANY LIABILITY OF NASDAQ OR EVESTMENT UNDER THIS AGREEMENT UP TO SUCH AMOUNT ACTUALLY PAID BY PARTNER TO NASDAQ OR EVESTMENT, AS APPLICABLE, SHALL BE SEVERAL AND NOT JOINT AND SEVERAL. UNDER NO CIRCUMSTANCES SHALL NASDAQ OR EVESTMENT OR ITS SUPPLIERS BE LIABLE (SEVERALLY, JOINTLY OR JOINTLY AND SEVERALLY) FOR ANY TYPE OF INCIDENTAL, SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST REVENUE, LOST PROFITS, COST OF REPLACEMENT GOODS, LOSS OF TECHNOLOGY, RIGHTS OR SERVICES, LOSS OF INFORMATION, OR INTERRUPTION OR LOSS OF USE OF SERVICE OR EQUIPMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE. IN NO EVENT WILL NASDAQ AND EVESTMENT BE HELD JOINTLY AND/OR JOINTLY AND SEVERALLY LIABLE FOR ANY ACTIONS (OR FAILURE TO ACT) OF THE OTHER, AS APPLCABLE.

17.4. THE PARTIES ACKNOWLEDGE AND AGREE THAT NASDAQ AND EVESTMENT HAVE ENTERED INTO THIS AGREEMENT IN RELIANCE UPON THE LIMITATIONS OF LIABILITY AND THE DISCLAIMERS OF WARRANTIES AND DAMAGES SET FORTH HEREIN, AND THAT THE SAME FORM AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE PARTIES. THE PARTIES AGREE THAT THE LIMITATION AND EXCLUSIONS OF LIABILITY AND DISCLAIMERS SPECIFIED IN THIS AGREEMENT WILL SURVIVE AND APPLY EVEN IF FOUND TO HAVE FAILED OF THEIR ESSENTIAL PURPOSE.

17.5. NO PARTY SHALL BE LIABLE OR RESPONSIBLE TO ANOTHER FOR ANY DELAY OR FAILURE TO PERFORM UNDER THIS AGREEMENT IF SUCH DELAY OR FAILURE RESULTS FROM ANY CAUSE BEYOND THE REASONABLE CONTROL OF THE AFFECTED PARTY, PROVIDED THAT THE PARTY PREVENTED FROM PERFORMING PROVIDES NOTICE OF THE CAUSE AS SOON AS REASONABLY PRACTICAL AND USES DILIGENT EFFORTS TO MITIGATE THE EFFECTS OF THE CAUSE.

18. GENERAL PROVISIONS.

18.1. Notices. Any notice, consent or other communication in connection with this Agreement shall be in writing and may be delivered in person, by registered or certified return receipt requested mail, by overnight delivery by a nationally recognized courier, or hand delivery (except where the terms of this Agreement expressly permit email delivery). All properly delivered and addressed notices shall be effective upon receipt. Notices should be addressed as follows (or to such other notice address as a Party may provide by notice to the other Party from time to time):

(a) If to Nasdaq, addressed to:

Nasdaq, Inc.

805 King Farm Blvd.

Rockville, MD 20850

United Stated

Attn: Office of General Counsel

(b) If to eVestment, addressed to:

eVestment Alliance, LLC

100 Glenridge Point Parkway

Suite 100

Atlanta, Georgia 30324

Attn: General Counsel

(c) If to Partner, addressed to:

Matter DK ApS

Toldbodgade 31, 3.

1253 Copenhagen

Denmark

Attn: Niels Fibaek-Jensen

18.2. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of any provision of this Agreement.

18.3. Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such provision will be deemed modified only to the extent necessary to render that provision valid or excluded from this Agreement, as the situation may require; and this Agreement shall be enforced and construed as if such provision had been included as so modified.

18.4. Relationship of the Parties. The only relationship of the Parties established by this Agreement is solely that of licensor and licensee. No Party has any authority to enter into any contracts or assume any obligations for another Party or make any warranties or representations on behalf of another Party, nor shall this Agreement constitute a relationship of co-partners or joint venturers. In all matters relating to the Agreement, each Party shall be responsible for the acts of its employees, agents or contractors. Parties agree that this is a non-exclusive relationship and that eVestment may provide the eVestment Information and Nasdaq may provide the Nasdaq ESG Data or any portion of the foregoing, respectively, to any other Party and Partner will not challenge eVestment’s right or Nasdaq’s right, respectively, to do so and Partner may offer other databases; provided that it does not combine such with the eVestment Information or Nasdaq ESG Data, or any portion thereof, nor market, sell, promote, display or otherwise give the impression that such is sourced from or along with eVestment or the eVestment Information or with Nasdaq or the Nasdaq ESG Data.

18.5. Choice of Law. This Agreement and all the obligations contained hereunder shall be governed in all respects, by the laws of the State of New York without respect to its conflicts of laws analysis.

18.6. Further Assurances. The Parties hereto shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

18.7. Entire Agreement; Amendment. This Agreement constitutes the complete and exclusive agreement and understanding of the Parties with respect to the subject matter hereof, superseding all other agreements, including the Prior Agreement, or communications of any kind by any means between eVestment, Nasdaq, and Partner relating to the subject matter of this Agreement. The Parties have read this Agreement, and they agree to be bound by its terms. Any waiver of this Agreement or any exhibit thereto, must be in a writing executed by the Party against whom enforcement of such waiver is sought. Any amendment of this Agreement or any exhibit thereto, must be in a writing executed by all the Parties to which the amendment relates.

18.8. Successors and Assigns. All provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the respective permitted successors and assigns of the Parties.

18.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument. All facsimile or electronically transmitted signatures to this Agreement shall be deemed original signatures for all purposes.

[Signature Pages Follow]

The Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the Effective Date.

EVESTMENT ALLIANCE, LLC:		MATTER DK APS:

By:	/s/ Oliver Albers	By:
Name:	Oliver Albers	Name:
Title:	Executive Vice President	Title:
Date:	February 5, 2024	Date:

NASDAQ, INC.:

By:
Name:	Brandon Tepper
Title:	Senior Vice President
Date:	February 5, 2024

[Signature Page to Amended and Restated Partnership Agreement]

The Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the Effective Date.

EVESTMENT ALLIANCE, LLC:		MATTER DK APS:

By:		By:
Name:	Oliver Albers	Name:	Jesper Ilium Jakobsen
Title:	Executive Vice President	Title:
Date:	February 5, 2024	Date:

NASDAQ, INC.:

By:	/s/ Brandon Tepper
Name:	Brandon Tepper
Title:	Senior Vice President
Date:	February 5, 2024

[Signature Page to Amended and Restated Partnership Agreement]

The Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the Effective Date.

EVESTMENT ALLIANCE, LLC:	MATTER DK APS:

By:	By:	/s / Niels Fibaek-Jensen
Name:	Name:	Niels Fibaek-Jensen
Title:	Title:	CEO
Date:	Date:	05-feb-2024

By:	/s/ Emil Stigsgaard Fuglsang
Name:	Emil Stigsgaard Fuglsang
Title:	Director
Date:	05-Feb-2024

NASDAQ, INC.:

By:
Name:	Brandon Tepper
Title:	Senior Vice President
Date:

[Signature Page to Amended and Restated Partnership Agreement]

Exhibit A

From eVestment to Partner: eVestment Portfolio Holdings Data (Traditional)

During the Term of the Agreement, Partner will provide to eVestment the most up to date metrics in the categories set forth below (the “Partner Data”) for all covered issuers, and once available, the Partner Next-Gen Data. Partner Data includes, but is not limited to, the data must include the data necessary to

● Headline Data

● Full Solution Data

The scope of Headline Data and Full Solution Data, may be modified at any time as mutually agreed by eVestment and Partner.

Partner Data includes, but is not limited to, the following values or values required to calculate the following, as applicable

Exhibit B

Target Customer Segments:

eVestment Information

●	Mutual Customers who are Consultants or Allocators/Investors may receive eVestment Portfolio Holdings Data and eVestment Portfolio Level Analysis

●	Mutual Customers who are Asset Managers may receive ONLY eVestment Portfolio Level Analysis

●	Any other Customer Segments must be mutually agreed upon in writing by both parties.

Exhibit C

Exhibit D

[ Next-Gen Data list]

The scope of Partner Next-Gen Data, may be modified at any time as mutually agreed by Nasdaq, eVestment and Partner.